CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated March 24, 2010 except Note 8 which is dated April 2, 2010 with respect to the balance sheets of Command Center, Inc. as of December 25, 2009 and December 26, 2008, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended, which report is incorporated by reference into the Registration Statement on Form S-8 under the Securities Act of 1933 dated on or about April 26, 2010.

/DeCoria, Maichel & Teague, P.S./

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
April 23, 2010